================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.__)*



                          ESSENTIAL THERAPEUTICS, INC.
               (formerly known as Microcide Pharmaceuticals, Inc.)
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   29669A 10 8
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                              Louis S. Citron, Esq.
                            New Enterprise Associates
                    1119 St. Paul Street, Baltimore, MD 21202
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                October 24, 2001
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
================================================================================

                               Page 1 of 20 pages

=====================                                              =============
CUSIP NO. 29669A 10 8                 13D                          PAGE 2 OF 20
=====================                                              =============
===== ==========================================================================
  1   NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
      New Enterprise Associates 10, Limited Partnership
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a)[ ]
                                                                          (b)[ ]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY

----- --------------------------------------------------------------------------
  4   SOURCE OF FUNDS (SEE INSTRUCTIONS)
      WC
----- --------------------------------------------------------------------------
  5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e) [ ]
----- --------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware Limited Partnership
------------------ ----- -------------------------------------------------------
                     7   SOLE VOTING POWER
 NUMBER OF               0 shares
   SHARES          ----- -------------------------------------------------------
BENEFICIALLY         8   SHARED VOTING POWER
  OWNED BY               6,643,333 shares
    EACH           ----- -------------------------------------------------------
 REPORTING           9   SOLE DISPOSITIVE POWER
   PERSON                0 shares
    WITH           ----- -------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER
                         6,643,333 shares
----- --------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      6,643,333 shares
----- --------------------------------------------------------------------------
 12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) [ ]
----- --------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      28.4%
----- --------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
      PN
===== ==========================================================================

=====================                                              =============
CUSIP NO. 29669A 10 8                 13D                          PAGE 3 OF 20
=====================                                              =============
===== ==========================================================================
  1   NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
      NEA Partners 10, Limited Partnership
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a)[ ]
                                                                          (b)[ ]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY

----- --------------------------------------------------------------------------
  4   SOURCE OF FUNDS (SEE INSTRUCTIONS)
      AF
----- --------------------------------------------------------------------------
  5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e) [ ]
----- --------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware Limited Partnership
------------------ ----- -------------------------------------------------------
                     7   SOLE VOTING POWER
 NUMBER OF               0 shares
   SHARES          ----- -------------------------------------------------------
BENEFICIALLY         8   SHARED VOTING POWER
  OWNED BY               6,643,333 shares
    EACH           ----- -------------------------------------------------------
 REPORTING           9   SOLE DISPOSITIVE POWER
   PERSON                0 shares
    WITH           ----- -------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER
                         6,643,333 shares
----- --------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      6,643,333 shares
----- --------------------------------------------------------------------------
 12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) [ ]
----- --------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      28.4%
----- --------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
      PN
===== ==========================================================================

=====================                                              =============
CUSIP NO. 29669A 10 8                 13D                          PAGE 4 OF 20
=====================                                              =============
===== ==========================================================================
  1   NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
      Stewart Alsop
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a)[ ]
                                                                          (b)[ ]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY

----- --------------------------------------------------------------------------
  4   SOURCE OF FUNDS (SEE INSTRUCTIONS)
      AF
----- --------------------------------------------------------------------------
  5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e) [ ]
----- --------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION
      United States citizen
------------------ ----- -------------------------------------------------------
                     7   SOLE VOTING POWER
 NUMBER OF               0 shares
   SHARES          ----- -------------------------------------------------------
BENEFICIALLY         8   SHARED VOTING POWER
  OWNED BY               6,643,333 shares
    EACH           ----- -------------------------------------------------------
 REPORTING           9   SOLE DISPOSITIVE POWER
   PERSON                0 shares
    WITH           ----- -------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER
                         6,643,333 shares
----- --------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      6,643,333 shares
----- --------------------------------------------------------------------------
 12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) [ ]
----- --------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      28.4%
----- --------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
      IN
===== ==========================================================================

=====================                                              =============
CUSIP NO. 29669A 10 8                 13D                          PAGE 5 OF 20
=====================                                              =============
===== ==========================================================================
  1   NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
      M. James Barrett
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a)[ ]
                                                                          (b)[ ]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY

----- --------------------------------------------------------------------------
  4   SOURCE OF FUNDS (SEE INSTRUCTIONS)
      AF
----- --------------------------------------------------------------------------
  5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e) [ ]
----- --------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION
      United States citizen
------------------ ----- -------------------------------------------------------
                     7   SOLE VOTING POWER
 NUMBER OF               0 shares
   SHARES          ----- -------------------------------------------------------
BENEFICIALLY         8   SHARED VOTING POWER
  OWNED BY               6,643,333 shares
    EACH           ----- -------------------------------------------------------
 REPORTING           9   SOLE DISPOSITIVE POWER
   PERSON                0 shares
    WITH           ----- -------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER
                         6,643,333 shares
----- --------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      6,643,333 shares
----- --------------------------------------------------------------------------
 12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) [ ]
----- --------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      28.4%
----- --------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
      IN
===== ==========================================================================

=====================                                              =============
CUSIP NO. 29669A 10 8                 13D                          PAGE 6 OF 20
=====================                                              =============
===== ==========================================================================
  1   NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
      Peter J. Barris
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a)[ ]
                                                                          (b)[ ]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY

----- --------------------------------------------------------------------------
  4   SOURCE OF FUNDS (SEE INSTRUCTIONS)
      AF
----- --------------------------------------------------------------------------
  5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e) [ ]
----- --------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION
      United States citizen
------------------ ----- -------------------------------------------------------
                     7   SOLE VOTING POWER
 NUMBER OF               0 shares
   SHARES          ----- -------------------------------------------------------
BENEFICIALLY         8   SHARED VOTING POWER
  OWNED BY               6,643,333 shares
    EACH           ----- -------------------------------------------------------
 REPORTING           9   SOLE DISPOSITIVE POWER
   PERSON                0 shares
    WITH           ----- -------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER
                         6,643,333 shares
----- --------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      6,643,333 shares
----- --------------------------------------------------------------------------
 12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) [ ]
----- --------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      28.4%
----- --------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
      IN
===== ==========================================================================

=====================                                              =============
CUSIP NO. 29669A 10 8                 13D                          PAGE 7 OF 20
=====================                                              =============
===== ==========================================================================
  1   NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
      Robert T. Coneybeer
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a)[ ]
                                                                          (b)[ ]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY

----- --------------------------------------------------------------------------
  4   SOURCE OF FUNDS (SEE INSTRUCTIONS)
      AF
----- --------------------------------------------------------------------------
  5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e) [ ]
----- --------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION
      United States citizen
------------------ ----- -------------------------------------------------------
                     7   SOLE VOTING POWER
 NUMBER OF               0 shares
   SHARES          ----- -------------------------------------------------------
BENEFICIALLY         8   SHARED VOTING POWER
  OWNED BY               6,643,333 shares
    EACH           ----- -------------------------------------------------------
 REPORTING           9   SOLE DISPOSITIVE POWER
   PERSON                0 shares
    WITH           ----- -------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER
                         6,643,333 shares
----- --------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      6,643,333 shares
----- --------------------------------------------------------------------------
 12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) [ ]
----- --------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      28.4%
----- --------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
      IN
===== ==========================================================================

=====================                                              =============
CUSIP NO. 29669A 10 8                 13D                          PAGE 8 OF 20
=====================                                              =============
===== ==========================================================================
  1   NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
      Nancy L. Dorman
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a)[ ]
                                                                          (b)[ ]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY

----- --------------------------------------------------------------------------
  4   SOURCE OF FUNDS (SEE INSTRUCTIONS)
      AF
----- --------------------------------------------------------------------------
  5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e) [ ]
----- --------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION
      United States citizen
------------------ ----- -------------------------------------------------------
                     7   SOLE VOTING POWER
 NUMBER OF               0 shares
   SHARES          ----- -------------------------------------------------------
BENEFICIALLY         8   SHARED VOTING POWER
  OWNED BY               6,643,333 shares
    EACH           ----- -------------------------------------------------------
 REPORTING           9   SOLE DISPOSITIVE POWER
   PERSON                0 shares
    WITH           ----- -------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER
                         6,643,333 shares
----- --------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      6,643,333 shares
----- --------------------------------------------------------------------------
 12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) [ ]
----- --------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      28.4%
----- --------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
      IN
===== ==========================================================================

=====================                                              =============
CUSIP NO. 29669A 10 8                 13D                          PAGE 9 OF 20
=====================                                              =============
===== ==========================================================================
  1   NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
      Ronald H. Kase
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a)[ ]
                                                                          (b)[ ]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY

----- --------------------------------------------------------------------------
  4   SOURCE OF FUNDS (SEE INSTRUCTIONS)
      AF
----- --------------------------------------------------------------------------
  5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e) [ ]
----- --------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION
      United States citizen
------------------ ----- -------------------------------------------------------
                     7   SOLE VOTING POWER
 NUMBER OF               0 shares
   SHARES          ----- -------------------------------------------------------
BENEFICIALLY         8   SHARED VOTING POWER
  OWNED BY               6,643,333 shares
    EACH           ----- -------------------------------------------------------
 REPORTING           9   SOLE DISPOSITIVE POWER
   PERSON                0 shares
    WITH           ----- -------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER
                         6,643,333 shares
----- --------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      6,643,333 shares
----- --------------------------------------------------------------------------
 12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) [ ]
----- --------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      28.4%
----- --------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
      IN
===== ==========================================================================

=====================                                              =============
CUSIP NO. 29669A 10 8                 13D                          PAGE 10 OF 20
=====================                                              =============
===== ==========================================================================
  1   NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
      C. Richard Kramlich
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a)[ ]
                                                                          (b)[ ]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY

----- --------------------------------------------------------------------------
  4   SOURCE OF FUNDS (SEE INSTRUCTIONS)
      AF
----- --------------------------------------------------------------------------
  5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e) [ ]
----- --------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION
      United States citizen
------------------ ----- -------------------------------------------------------
                     7   SOLE VOTING POWER
 NUMBER OF               0 shares
   SHARES          ----- -------------------------------------------------------
BENEFICIALLY         8   SHARED VOTING POWER
  OWNED BY               6,643,333 shares
    EACH           ----- -------------------------------------------------------
 REPORTING           9   SOLE DISPOSITIVE POWER
   PERSON                0 shares
    WITH           ----- -------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER
                         6,643,333 shares
----- --------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      6,643,333 shares
----- --------------------------------------------------------------------------
 12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) [ ]
----- --------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      28.4%
----- --------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
      IN
===== ==========================================================================

=====================                                              =============
CUSIP NO. 29669A 10 8                 13D                          PAGE 11 OF 20
=====================                                              =============
===== ==========================================================================
  1   NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
      Thomas C. McConnell
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a)[ ]
                                                                          (b)[ ]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY

----- --------------------------------------------------------------------------
  4   SOURCE OF FUNDS (SEE INSTRUCTIONS)
      AF
----- --------------------------------------------------------------------------
  5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e) [ ]
----- --------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION
      United States citizen
------------------ ----- -------------------------------------------------------
                     7   SOLE VOTING POWER
 NUMBER OF               0 shares
   SHARES          ----- -------------------------------------------------------
BENEFICIALLY         8   SHARED VOTING POWER
  OWNED BY               6,643,333 shares
    EACH           ----- -------------------------------------------------------
 REPORTING           9   SOLE DISPOSITIVE POWER
   PERSON                0 shares
    WITH           ----- -------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER
                         6,643,333 shares
----- --------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      6,643,333 shares
----- --------------------------------------------------------------------------
 12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) [ ]
----- --------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      28.4%
----- --------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
      IN
===== ==========================================================================

=====================                                              =============
CUSIP NO. 29669A 10 8                 13D                          PAGE 12 OF 20
=====================                                              =============
===== ==========================================================================
  1   NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
      Peter T. Morris
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a)[ ]
                                                                          (b)[ ]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY

----- --------------------------------------------------------------------------
  4   SOURCE OF FUNDS (SEE INSTRUCTIONS)
      AF
----- --------------------------------------------------------------------------
  5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e) [ ]
----- --------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION
      United States citizen
------------------ ----- -------------------------------------------------------
                     7   SOLE VOTING POWER
 NUMBER OF               0 shares
   SHARES          ----- -------------------------------------------------------
BENEFICIALLY         8   SHARED VOTING POWER
  OWNED BY               6,643,333 shares
    EACH           ----- -------------------------------------------------------
 REPORTING           9   SOLE DISPOSITIVE POWER
   PERSON                0 shares
    WITH           ----- -------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER
                         6,643,333 shares
----- --------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      6,643,333 shares
----- --------------------------------------------------------------------------
 12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) [ ]
----- --------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      28.4%
----- --------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
      IN
===== ==========================================================================

=====================                                              =============
CUSIP NO. 29669A 10 8                 13D                          PAGE 13 OF 20
=====================                                              =============
===== ==========================================================================
  1   NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
      Charles W. Newhall III
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a)[ ]
                                                                          (b)[ ]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY

----- --------------------------------------------------------------------------
  4   SOURCE OF FUNDS (SEE INSTRUCTIONS)
      AF
----- --------------------------------------------------------------------------
  5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e) [ ]
----- --------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION
      United States citizen
------------------ ----- -------------------------------------------------------
                     7   SOLE VOTING POWER
 NUMBER OF               0 shares
   SHARES          ----- -------------------------------------------------------
BENEFICIALLY         8   SHARED VOTING POWER
  OWNED BY               6,643,333 shares
    EACH           ----- -------------------------------------------------------
 REPORTING           9   SOLE DISPOSITIVE POWER
   PERSON                0 shares
    WITH           ----- -------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER
                         6,643,333 shares
----- --------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      6,643,333 shares
----- --------------------------------------------------------------------------
 12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) [ ]
----- --------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      28.4%
----- --------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
      IN
===== ==========================================================================

=====================                                              =============
CUSIP NO. 29669A 10 8                 13D                          PAGE 14 OF 20
=====================                                              =============
===== ==========================================================================
  1   NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
      Mark W. Perry
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a)[ ]
                                                                          (b)[ ]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY

----- --------------------------------------------------------------------------
  4   SOURCE OF FUNDS (SEE INSTRUCTIONS)
      AF
----- --------------------------------------------------------------------------
  5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e) [ ]
----- --------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION
      United States citizen
------------------ ----- -------------------------------------------------------
                     7   SOLE VOTING POWER
 NUMBER OF               0 shares
   SHARES          ----- -------------------------------------------------------
BENEFICIALLY         8   SHARED VOTING POWER
  OWNED BY               6,643,333 shares
    EACH           ----- -------------------------------------------------------
 REPORTING           9   SOLE DISPOSITIVE POWER
   PERSON                0 shares
    WITH           ----- -------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER
                         6,643,333 shares
----- --------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      6,643,333 shares
----- --------------------------------------------------------------------------
 12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) [ ]
----- --------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      28.4%
----- --------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
      IN
===== ==========================================================================

=====================                                              =============
CUSIP NO. 29669A 10 8                 13D                          PAGE 15 OF 20
=====================                                              =============
===== ==========================================================================
  1   NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
      Scott D. Sandell
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a)[ ]
                                                                          (b)[ ]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY

----- --------------------------------------------------------------------------
  4   SOURCE OF FUNDS (SEE INSTRUCTIONS)
      AF
----- --------------------------------------------------------------------------
  5   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e) [ ]
----- --------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION
      United States citizen
------------------ ----- -------------------------------------------------------
                     7   SOLE VOTING POWER
 NUMBER OF               0 shares
   SHARES          ----- -------------------------------------------------------
BENEFICIALLY         8   SHARED VOTING POWER
  OWNED BY               6,643,333 shares
    EACH           ----- -------------------------------------------------------
 REPORTING           9   SOLE DISPOSITIVE POWER
   PERSON                0 shares
    WITH           ----- -------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER
                         6,643,333 shares
----- --------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      6,643,333 shares
----- --------------------------------------------------------------------------
 12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS) [ ]
----- --------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      28.4%
----- --------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
      IN
===== ==========================================================================

                                  SCHEDULE 13D

Item 1.  Security and Issuer.
         -------------------
         This statement relates to the Common Stock, $.001 par value (the "Shares") of Essential Therapeutics, Inc. formerly named Microcide Pharmaceuticals, Inc. (the "Issuer") having its principal executive office at 1365 Main Street, Waltham, MA 02451.

Item 2.  Identity and Background.
         -----------------------
         This statement is being filed by New Enterprise Associates 10, Limited Partnership ("NEA 10"), NEA Partners 10, Limited Partnership ("NEA Partners 10"), which is the sole general partner of NEA 10, and Messrs. Stewart Alsop ("Alsop"), M. James Barrett ("Barrett"), Peter J. Barris ("Barris"), Robert T. Coneybeer ("Coneybeer"), Nancy L. Dorman ("Dorman"), Ronald H. Kase ("Kase"), C. Richard Kramlich ("Kramlich"), Thomas C. McConnell ("McConnell"), Peter T. Morris ("Morris"), Charles W. Newhall III ("Newhall"), Mark W. Perry ("Perry"), and Scott D. Sandell ("Sandell") (collectively, the "General Partners"). The General Partners are the individual general partners of NEA Partners 10. NEA 10, NEA Partners 10 and the General Partners are sometimes referred to collectively herein as the "Reporting Persons".

         The address of the principal business office the Reporting Persons is New Enterprise Associates, 1119 St. Paul Street, Baltimore, MD 21202.

         The principal business of NEA 10 is to invest in and assist growth-oriented businesses located principally in the United States. The principal business of NEA Partners 10 is to act as the sole general partner of NEA 10. The principal business of each of the General Partners is to act as a general partner of NEA Partners 10 and a number of affiliated partnerships with similar businesses.

         During the five years prior to the date hereof, none of the Reporting Persons has been convicted in a criminal proceeding or has been a party to a civil proceeding ending in a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         Each of NEA 10 and NEA Partners 10 is a limited partnership organized under the laws of the State of Delaware. Each of the General Partners is a United States citizen.

Item 3.  Source and Amount of Funds or Other Consideration.
         -------------------------------------------------
         NEA 10 purchased 19,930 shares of Series B Convertible Redeemable Preferred Stock, $.001 par value per share (the "B Shares") from the Issuer in a private transaction on October 24, 2001 for a total purchase price of $19,930,000; these B Shares are immediately convertible into an aggregate of 6,643,333 Shares (the "Record Shares"). The working capital of NEA 10 was the source of the funds for the purchase. No part of the purchase price paid by NEA 10 was represented by funds or other consideration borrowed or otherwise obtained for the purpose of acquiring, holding, trading or voting the Record Shares.

Item 4.  Purpose of Transaction.
         ----------------------
         NEA 10 acquired the B Shares for investment purposes. Depending on market conditions, its continuing evaluation of the business and prospects of the Issuer and other factors, NEA 10 may dispose of or acquire additional Shares of the Issuer. Charles W. Newhall, III has joined the Board of Directors. Except as set forth above, none of the Reporting Persons has any present plans which relate to or would result in:

         (a) The acquisition by any person of additional securities of the Issuer, or the disposition of securities of the Issuer;

         (b) An extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Issuer or any of its subsidiaries;

         (c) A sale or transfer of a material amount of assets of the Issuer or any of its subsidiaries;

         (d) Any change in the present board of directors or management of the Issuer, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board;

         (e) Any material change in the present capitalization or dividend policy of the Issuer;

         (f) Any other material change in the Issuer's business or corporate structure;

         (g) Changes in the Issuer's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Issuer by any person;

         (h) Causing a class of securities of the Issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

         (i) A class of equity securities of the Issuer becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934; or

         (j)  Any action similar to any of those enumerated above.

Item 5.  Interest in Securities of the Issuer.
         ------------------------------------
         (a) NEA 10 is the record owner of the 6,643,333 Shares. As the sole general partner of NEA 10, NEA Partners 10 may be deemed to own beneficially the Record Shares. As the individual general partners of NEA Partners 10, each of the General Partners also may be deemed to own beneficially the Record Shares.

              Each Reporting Person may be deemed to own beneficially 28.4% of the Shares, which percentage is calculated based upon 16,707,348 Shares reported to be outstanding by the Issuer as of a recent date, as adjusted to reflect the issuance of 5,188,035 Shares immediately prior to the issuance of the B Shares. Each of the Reporting Persons, except NEA 10, disclaims beneficial ownership of the Record Shares.

         (b)  Regarding the number of shares as to which such person has:

              (i)  sole power to vote or to direct the vote:

                   0 shares for each Reporting Person.

              (ii) shared power to vote or to direct the vote:

                   6,643,333 Shares for each Reporting Person.

              (iii)sole power to dispose or to direct the disposition:

                   0 shares for each Reporting Person.

              (iv) shared power to dispose or to direct the disposition:

                   6,643,333 Shares for each Reporting Person.

         (c) Except as set forth above, none of the Reporting Persons has effected any transaction in the Shares during the last 60 days.

         (d) No other person is known to have the right to receive or the power to direct the receipt of dividends from, or any proceeds from the sale of, Shares beneficially owned by any of the Reporting Persons.

         (e)  Not Applicable.

Item 6.  Contracts, Arrangements, Undertakings or Relationships with Respect to
         ----------------------------------------------------------------------
         Securities of the Issuer.
         -------------------------
         NEA 10 has entered into a lock-up agreement for a period of 270 days after October 24, 2001 with regard to one half of all Shares issuable upon conversion of the B Shares. In addition, NEA 10 has entered into a voting agreement whereby NEA 10 has agreed to provide the Company with a limited irrevocable proxy for the future voting of its Shares.

Item 7.  Material to be Filed as Exhibits.
         --------------------------------
         Exhibit 1 - Voting Agreement

         Exhibit 2 - Lock-Up Agreement

         Exhibit 3 - Agreement regarding filing of joint Schedule 13D.

         Exhibit 4 - Powers of Attorney regarding Schedule 13D filings.

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:    November 2, 2001


NEW ENTERPRISE ASSOCIATES 10,
LIMITED PARTNERSHIP

By: NEA PARTNERS 10, LIMITED PARTNERSHIP
    General Partner


    By:         *
    ------------------------------------
    Nancy L. Dorman
    General Partner


NEA PARTNERS 10, LIMITED PARTNERSHIP


    By:         *
    ------------------------------------
    Nancy L. Dorman
    General Partner


         *
----------------------------------------
Stewart Alsop


         *
----------------------------------------
M. James Barrett


         *
----------------------------------------
Peter J. Barris


         *
----------------------------------------
Robert T. Coneybeer


         *
----------------------------------------
Nancy L. Dorman


         *
----------------------------------------
Ronald H. Kase

         *
----------------------------------------
C. Richard Kramlich


         *
----------------------------------------
Thomas C. McConnell


         *
----------------------------------------
Peter T. Morris


         *
----------------------------------------
Charles W. Newhall III


         *
----------------------------------------
Mark W. Perry


         *
----------------------------------------
Scott D. Sandell





                                        */s/ Louis S. Citron
                                        ----------------------------------------
                                        Louis S. Citron
                                        As attorney-in-fact